EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACTS
	Ray Keller	Hugh Ryan
	Lynch Corporation	Ryan Wellnitz & Associates
	401.453.2007	401.246.2300
	ray.keller@lynch-mail.com	hryan@ryanwellnitz.com

Lynch Corporation Announces First Quarter Financial Results

PROVIDENCE, R.I., May 12 — Lynch Corporation (ASE:LGL) today announced that sales for the first quarter of 2004 increased 44 percent to $6,812,000 from $4,744,000 in the first quarter of 2003. The company also reported a net loss of $808,000, or $0.54 per share, for the first quarter of 2004, versus a net loss of $738,000, $0.49 per share, for the corresponding period last year.

     Average shares outstanding were 1,497,150 for the first quarter of 2004 and 1,497,900 for the first quarter last year.

     “As the telecommunications market continues its modest recovery, our subsidiary M-tron Industries, Inc., Yankton, S.D., increases sales, and it posted a small operating profit for the quarter, versus a substantial operating loss for the first quarter of 2003,” said Ralph R. Papitto, chairman and CEO. “We have continued to invest in this business throughout the telecomm slump, and we believe that investment is now paying off.”

     M-tron’s operating profit contributed to a 27 percent reduction in Lynch Corporation’s operating loss to $763,000 in the first quarter of 2004 from an operating loss of $1,040,000 in the corresponding period last year, Papitto said.

     M-tron designs and manufactures customized electronic components used primarily to control the frequency or timing of electronic signals in communications systems and equipment. These devices are commonly called frequency control devices, crystals, or oscillators.

Lynch Corporation Announces First Quarter 2004 Results, Page 2

     The company’s other subsidiary, Lynch Systems, Bainbridge, Ga., recently announced a $6.6 million order for manufacturing equipment from the Kedaung Group, Jakarta, Indonesia, one of the world’s largest producers of tableware and other glass products. Papitto said that the contract was signed in the early weeks of the second quarter, and so the income is not reflected in first-quarter results.

     “It is an important step forward for Lynch Systems nonetheless,” Papitto said, “and we expect income from this contract over the next 18 months.”

     Lynch Systems designs and makes a broad range of capital equipment for the electronic display and consumer glass industries, and for optical applications. The company serves primarily two markets: manufacturers of cathode ray tubes (CRTs) for computer monitors, televisions, and other electronic displays, and manufacturers of consumer glass products, such as tableware and ovenware.

     Lynch Corporation is listed on the American Stock Exchange under the symbol LGL. For more information on the company, contact Raymond H. Keller, Vice President and Chief Financial Officer, Lynch Corporation, 50 Kennedy Plaza, Suite 1250, Providence, RI 02903-2360, (401) 453-2007, ray.keller@lynch-mail.com, or visit the company’s Web site: www.lynchcorp.com.

Caution Concerning Forward Looking Statements

     This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in Lynch Corporation’s filings with the Securities and Exchange Commission.

Lynch Corporation Announces First Quarter 2004 Results	Page 3

LYNCH CORPORATION
STATEMENTS OF OPERATIONS
(Dollars In Thousands, Except Per Share Data)

	Three Months
	Ended March 31,
	2004	2003
SALES
M-tron	$4,513	$3,261
Lynch Systems	2,299	1,483

Consolidated Total	6,812	4,744

EARNINGS (LOSS) BEFORE INTEREST,TAXES, DEPRECIATION & AMORTIZATION (EBITDA)
M-tron	189	30
Lynch Systems	(334)	(427)

EBITDA from Operations	(145)	(397)
Corporate expenses – net	(344)	(347)

Consolidated Total	$(489)	$(744)

OPERATING PROFIT (LOSS)
M-tron	$62	$(223)
Lynch Systems	(392)	(483)

Operating Profit (Loss)	(330)	(706)
Corporate expenses – unallocated	(433)	(334)

Consolidated Total	(763)	(1,040)

OTHER INCOME (EXPENSE)
Investment income	4	22
Interest expense	(51)	(69)
Other income	27	—

Consolidated Total	(20)	(47)

LOSS BEFORE INCOME TAXES	(783)	(1,087)
(PROVISION FOR) BENEFIT FROM INCOME TAXES	(25)	349

NET LOSS	$(808)	$(738)

WEIGHTED AVERAGE SHARES OUTSTANDING	1,497,150	1,497,900

BASIC & DILUTED LOSS PER SHARE:	$(0.54)	$(0.49)

	Three Months Ended
	March 31,
	2004	2003
RECONCILIATION OF NON-GAAP EBITDA

Net loss as reported	$(808)	$(738)
Provision for (benefit from) income taxes	25	(349)
Interest expense	51	69
Other income	(27)	—
Investment income	(4)	(22)

Operating loss EBIT	(763)	(1,040)
Depreciation and amortization	274	296

EBITDA	$(489)	$(744)

EBITDA is presented because it is a widely accepted financial indicator of value and ability to incur and service debt.

EBITDA is not a substitute for operating income or cash flow from operating activities.

Lynch Corporation Announces First Quarter 2004 Results	Page 4

PRESS RELEASE

LYNCH CORPORATION
SELECTED BALANCE SHEET DATA
(Dollars in Thousands, Except Per Share Data)

	March 31,	December 31,	March 31,
	2004	2003	2003
SELECTED BALANCE SHEET DATA

CASH, AND SHORT TERM INVESTMENTS	$4,914	$3,981	$6,720

RESTRICTED CASH	1,125	1,125	1,125

MARKETABLE SECURITIES, NET OF MARGIN LIABILITY	2,126	1,278	585

WORKING CAPITAL	7,419 *	7,485 *	7,628

PROPERTY PLANT AND EQUIPMENT – COST	15,935	15,866	16,363

TOTAL ASSETS	21,529	23,019	23,868

TOTAL DEBT	3,645	3,807	4,517

SHAREHOLDERS’ EQUITY	10,779	11,033	10,171

BACKLOG — M-TRON	3,900	2,800	2,600

LYNCH SYSTEMS	2,200	2,800	8,700

SHARES OUTSTANDING AT DATE	1,495,483	1,497,883	1,497,883

*	March 31, 2004 and December 31, 2003 working capital includes current liabilities of $629 and $676 respectively for obligations now maturing in one year that were included in long term liabilities as of March 31, 2003 in the amount of $804.